Exhibit 99.1

RELEASE 8:00 AM – July 23, 2014

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $39.2 MILLION

DECLARED QUARTERLY CASH DIVIDEND OF $0.04 PER SHARE

Paramus, New Jersey, July 23, 2014 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), reported today net income of $39.2 million for the quarter ended June 30, 2014 as compared to net income of $48.7 million for the quarter ended June 30, 2013. Diluted earnings per share amounted to $0.08 for the second quarter of 2014 as compared to diluted earnings per share of $0.10 for the second quarter of 2013. For the six months ended June 30, 2014, the Company reported net income of $81.7 million as compared to net income of $96.7 million for the six months ended June 30, 2013. Diluted earnings per share amounted to $0.16 for the six months ended June 30, 2014 as compared to diluted earnings per share of $0.19 for the six months ended June 30, 2013.

The Company also reported today that the Board of Directors declared a quarterly cash dividend of $0.04 per share payable on August 29, 2014 to shareholders of record on August 8, 2014.

Financial highlights for the second quarter of 2014 are as follows:

•	The Bank’s Tier 1 leverage capital ratio increased to 11.26% at June 30, 2014 as compared to 10.82% at December 31, 2013.

•	Non-performing loans decreased $41.0 million to $1.01 billion at June 30, 2014 as compared to $1.05 billion at December 31, 2013. Early stage loan delinquencies (defined as loans that are 30 to 89 days delinquent) decreased $62.0 million to $411.4 million at June 30, 2014 from $473.4 million at December 31, 2013.

•	There was no provision for loan losses for the second quarter of 2014 and the linked first quarter of 2014 as compared to $12.5 million for the second quarter of 2013 reflecting improving home prices and economic conditions and decreases in total delinquent loans and total loans.

•	Our interest rate spread and net interest margin were 1.00% and 1.29%, respectively, for the second quarter of 2014 as compared to 1.38% and 1.64%, respectively, for the second quarter of 2013. For the linked first quarter of 2014, our interest rate spread and net interest margin were 1.12% and 1.41%, respectively.

•	Gains on the sales of mortgage-backed securities amounted to $19.5 million and $35.5 million for the quarter and six months ended June 30, 2014, respectively, as compared to $7.2 million for both the quarter and six months ended June 30, 2013.

•	FDIC expense decreased $6.5 million to $13.1 million for the second quarter of 2014 as compared to $19.6 million for the second quarter of 2013 and decreased $16.7 million to $27.0 million for the first six months of 2014 as compared to $43.7 million for the first six months of 2013 due to decreases in our assessment rate and a reduction in the size of our balance sheet.

•	Federal funds sold and other overnight deposits increased $1.13 billion to $5.32 billion at June 30, 2014 from $4.19 billion at December 31, 2013. This increase is primarily due to repayments of mortgage-related assets and the lack of attractive reinvestment opportunities in the current low interest rate environment as available short term reinvestment opportunities continue to carry low yields, and medium and longer term opportunities available to us are creating more significant duration risk at relatively low yields.

•	Total deposits decreased $958.5 million, or 4.5%, to $20.51 billion at June 30, 2014 from $21.47 billion at December 31, 2013 due to our decision to maintain deposit rates that allow us to control deposit reductions at a time when there are limited investment opportunities with attractive yields to reinvest the funds received from payment activity on mortgage-related assets.

Statement of Financial Condition Summary

Total assets decreased $906.7 million, or 2.4%, to $37.70 billion at June 30, 2014 from $38.61 billion at December 31, 2013. The decrease in total assets reflected a $1.65 billion decrease in total mortgage-backed securities and a $937.9 million decrease in net loans, partially offset by a $1.13 billion increase in cash and cash equivalents and a $605.7 million increase in investment securities.

Total cash and cash equivalents increased $1.13 billion to $5.45 billion at June 30, 2014 as compared to $4.32 billion at December 31, 2013. This increase is primarily due to repayments on mortgage-related assets and the lack of attractive reinvestment opportunities in the current low interest rate environment as available short term reinvestment opportunities continue to carry low yields, and medium and longer term opportunities available to us are creating more significant duration risk at relatively low yields. We have maintained lower deposit rates to allow a reduction in our deposits to help alleviate the pressure created by our increasing cash position. Accordingly, we have used a portion of our excess cash inflows to fund these deposit reductions.

Net loans decreased to $23.00 billion at June 30, 2014 as compared to $23.94 billion at December 31, 2013 due primarily to a decrease in loan production. During the first six months of 2014, our loan production (origination and purchases) amounted to $813.4 million as compared to $1.73 billion for the same period in 2013. Loan production was offset by principal repayments of $1.72 billion in the first six months of 2014, as compared to principal repayments of $3.55 billion for the first six months of 2013. Loan production declined during the first six months of 2014 as compared to the same period in 2013 which reflects our limited appetite for adding long-term fixed-rate mortgage loans to our portfolio in the current low market interest rate environment. In addition, loan production has been impacted by the new qualified mortgage regulations issued by the Consumer Financial Protection Bureau (the “CFPB”). Effective in January 2014, we discontinued our reduced documentation loan program in order to comply with the new requirements to validate a borrower’s ability to repay and the corresponding safe harbor for loans that meet the requirements for a “qualified mortgage.” During 2013, 22% of our total loan production consisted of reduced documentation loans to borrowers with acceptable credit and larger down payments resulting in loss ratios similar to our full documentation portfolio.

Total mortgage-backed securities decreased $1.65 billion to $7.30 billion at June 30, 2014 from $8.95 billion at December 31, 2013. The decrease was due primarily to security sales of $984.9 million and repayments of $769.0 million of mortgage-backed securities during the first six months of 2014. We sold these mortgage-backed securities to take advantage of current market demand and prices in advance of an anticipated rising interest rate environment. The proceeds from the sales have been invested primarily in short-term liquid assets with some invested in mortgage-backed securities. While this further increases our levels of low-yielding liquid assets, we believe this positions our balance sheet for future strategic initiatives such as a potential balance sheet restructuring.

Total investment securities increased $605.7 million to $942.0 million at June 30, 2014 as compared to $336.3 million at December 31, 2013. The increase was due primarily to purchases of $600.8 million of U.S. Treasury securities with a remaining term to maturity of approximately 18 months. These securities were purchased to be used as collateral for our outstanding borrowings.

Total liabilities decreased $977.0 million, or 2.9%, to $32.89 billion at June 30, 2014 from $33.86 billion at December 31, 2013. The decrease in total liabilities primarily reflected a decrease in total deposits of $958.5 million, while total borrowed funds remained unchanged.

Total shareholders’ equity increased $70.3 million to $4.81 billion at June 30, 2014 as compared to $4.74 billion at December 31, 2013. The increase was primarily due to net income of $81.7 million and a $19.2 million change in accumulated other comprehensive income, partially offset by cash dividends paid to common shareholders of $40.1 million. At June 30, 2014, our consolidated shareholders’ equity to asset ratio was 12.77% and our tangible book value per share was $9.34.

Accumulated other comprehensive income amounted to $25.6 million at June 30, 2014 as compared to accumulated other comprehensive income of $6.3 million at December 31, 2013. The $19.2 million change in accumulated other comprehensive income primarily reflects an increase in the net unrealized gain on securities available for sale at June 30, 2014 as compared to December 31, 2013.

Statement of Income Summary

The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that economic activity has improved in recent months. The FOMC noted that, the unemployment rate though lower, remains elevated. Household spending and business fixed investment continue to advance, while the recovery in the housing sector remained slow. The national unemployment rate decreased to 6.1% in June 2014 from 6.7% in December 2013 and from 7.5% in June 2013. The FOMC decided to maintain the overnight lending target rate at zero to 0.25% during the second quarter of 2014.

Beginning in July 2014, the FOMC decided to reduce the rate of purchases of agency mortgage-backed securities to $15.0 billion per month from $20.0 billion per month and to reduce purchases of longer-term Treasury securities to $20.0 billion per month from $25.0 billion per month. The FOMC noted that its sizeable and still increasing holdings of longer-term securities should maintain downward pressure on longer-term interest rates, support mortgage markets and help to make broader financial conditions more accommodative.

Net interest income decreased $42.2 million, or 26.4%, to $117.7 million for the second quarter of 2014 from $159.9 million for the second quarter of 2013 reflecting the overall decrease in the average balance of interest-earning assets and interest-bearing liabilities, the continued low interest rate environment and a continued increase in the average balance of short-term liquid assets, including U.S. Treasury securities and Federal funds sold and other overnight deposits. Our interest rate spread decreased to 1.00% for the second quarter of 2014 as compared to 1.12% for the linked first quarter of 2014 and 1.38% for the second quarter of 2013. Our net interest margin was 1.29% for the second quarter of 2014 as compared to 1.41% for the linked first quarter of 2014 and 1.64% for the second quarter of 2013.

Net interest income decreased $87.2 million, or 25.9%, to $250.0 million for the first six months of 2014 as compared to $337.2 million for the first six months of 2013. Our interest rate spread decreased 39 basis points to 1.07% for the six months ended June 30, 2014 as compared to 1.46% for the six months ended June 30, 2013. Our net interest margin decreased 36 basis points to 1.35% for the six months ended June 30, 2014 as compared to 1.71% for the six months ended June 30, 2013. The decrease in our interest rate spread and net interest margin for the three and six months periods ended June 30, 2014 is primarily due to repayments of higher yielding assets due to the low interest rate environment and an increase in the average balance of Federal funds and other overnight deposits which yield 0.25%.

Total interest and dividend income for the second quarter of 2014 decreased $48.3 million, or 13.9%, to $299.2 million from $347.5 million for the second quarter of 2013. The decrease in total interest and dividend income was due to a $1.88 billion decrease in the average balance of total interest-earning assets during the second quarter of 2014 to $37.07 billion from $38.95 billion for the second quarter of 2013 as well as a decrease in the annualized weighted-average yield on total interest earning assets. The decrease in the average balance of total interest-earning assets for the second quarter of 2014 as compared to the second quarter of 2013 was due primarily to repayments of mortgage-related assets as a result of the low interest rate environment and our decision not to reinvest in low yielding, long term assets. The annualized weighted-average yield on total interest-earning assets was 3.23% for the second quarter of 2014 as compared to 3.57% for the second quarter of 2013. The decrease in the annualized weighted average yield of interest-earning assets was due to lower market interest rates earned on mortgage-related assets and a $2.31 billion increase in the average balance of Federal funds sold and other overnight deposits to $5.25 billion which had an average yield of 0.25% during the second quarter of 2014.

Total interest and dividend income for the six months ended June 30, 2014 decreased $101.9 million, or 14.3%, to $611.7 million from $713.6 million for the six months ended June 30, 2013. The decrease in total interest and dividend income was primarily due to a decrease in the average balance of total interest-earning assets of $1.80 billion, or 4.6%, to $37.28 billion for the six months ended June 30, 2014 from $39.08 billion for the six months ended June 30, 2013. The decrease in total interest and dividend income was also due to a decrease of 37 basis points in the annualized weighted-average yield on total interest-earning assets to 3.28% for the six months ended June 30, 2014 from 3.65% for the six months ended June 30, 2013.

Interest on first mortgage loans decreased $36.8 million, or 13.0%, to $247.1 million for the second quarter of 2014 from $283.9 million for the second quarter of 2013. The decrease in interest on first mortgage loans was primarily due to a $2.13 billion decrease in the average balance of first mortgage loans to $23.08 billion for the second quarter of 2014 from $25.21 billion for the same quarter in 2013. The decrease in interest income on first mortgage loans was also due to a 22 basis point decrease in the annualized weighted-average yield to 4.28% for the second quarter of 2014 from 4.50% for the second quarter of 2013.

For the six months ended June 30, 2014, interest on first mortgage loans decreased $77.9 million, or 13.5%, to $500.3 million from $578.2 million for the six months ended June 30, 2013. This was primarily due to a $2.38 billion decrease in the average balance of first mortgage loans to $23.31 billion for the six months ended June 30, 2014 from $25.69 billion for the six months ended June 30, 2013. The decrease in interest income on mortgage loans was also due to a 21 basis point decrease in the annualized weighted-average yield to 4.29% for the six months ended June 30, 2014 from 4.50% for the six months ended June 30, 2013

The decrease in the annualized weighted-average yield earned on first mortgage loans during the three and six month periods ended June 30, 2014 was due to repayments of higher-yielding loans and the rates on newly originated mortgage loans which have been below the average yield on our portfolio, reflecting overall low market rates. Consequently, the average yield on our loan portfolio continued to decline during the first six months of 2014. In addition, our loan production decreased reflecting our low appetite for adding long-term fixed-rate mortgage loans to our portfolio in the current low interest rate environment and also the impact of the CFPB’s new qualified mortgage regulations, which went into effect in January 2014.

Interest on mortgage-backed securities decreased $11.0 million to $41.7 million for the second quarter of 2014 from $52.7 million for the second quarter of 2013. This decrease was due primarily to a $2.06 billion decrease in the average balance of mortgage-backed securities to $7.65 billion for the second quarter of 2014 from $9.71 billion for the second quarter of 2013. This was partially offset by an increase in the annualized weighted-average yield of mortgage-backed securities to 2.18% for the second quarter of 2014 as compared to 2.17% for second quarter of 2013.

Interest on mortgage-backed securities decreased $23.2 million to $90.4 million for the six months ended June 30, 2014 from $113.6 million for the six months ended June 30, 2013. This decrease was due primarily to a $1.97 billion decrease in the average balance of mortgage-backed securities to $8.03 billion during the first six months of 2014 from $10.00 billion for the first six months of 2013. The annualized weighted-average yield of mortgage-backed securities was 2.25% for the first six months of 2014 as compared to 2.27% for the first six months of 2013.

The decrease in the average yield earned on mortgage-backed securities during the three and six month periods ended June 30, 2014 was a result of principal repayments on securities that have higher yields than the existing portfolio as well as the re-pricing of variable rate mortgage-backed securities in this low interest rate environment. The decrease in the average balance of mortgage-backed securities during this same period was due to sales of mortgage-backed securities and principal repayments. During the first six months of 2014, we sold $984.9 million of mortgage-backed securities to realize gains that would decrease as market interest rates increase and as repayments reduced the outstanding principal balance on these securities.

Interest on investment securities decreased $1.4 million to $1.5 million for the second quarter of 2014 as compared to $2.9 million for the second quarter of 2013. This decrease was due to a 110 basis point decrease in the annualized weighted-average yield to 1.12% for the second quarter of 2014 from 2.22% for the second quarter of 2013. The decrease in the average yield earned reflects current market interest rates. This effect of the decrease in the average yield earned was partially offset by a $17.2 million increase in the average balance of investment securities to $539.1 million for the second quarter of 2014 from $521.9 million for the second quarter of 2013. The increase in the average balance of investment securities for the second quarter of 2014 was due to the purchase of $600.8 million of U.S. Treasury securities partially offset by the sale of corporate bonds with an amortized cost of $405.7 million in the second half of 2013.

For the six months ended June 30, 2014, interest on investment securities decreased $3.0 million to $2.9 million as compared to $5.9 million for the six months ended June 30, 2013. This decrease was due to a decrease of 111 basis points in the annualized weighted-average yield to 1.30% for the first six months of 2014 from 2.41% for the same period in 2013. This decrease was also due to a $45.0 million decrease in the average balance of investment securities to $442.3 million for the first six months of 2014 as compared to $487.3 million for the first six months of 2013. The decrease in the average yield earned reflects current market interest rates.

Interest on Federal funds sold and other overnight deposits amounted to $3.3 million for the second quarter of 2014 as compared to $2.0 million for the second quarter of 2013. The increase in interest income on Federal funds sold and other overnight deposits was primarily due to an increase in the average balance of Federal funds sold and other overnight deposits. The average balance of Federal funds sold and other overnight deposits amounted to $5.25 billion for the second quarter of 2014 as compared to $2.94 billion for the second quarter of 2013. The yield earned on Federal funds sold and other overnight deposits was 0.25% for the 2014 second quarter and 0.27% for the 2013 second quarter.

Interest on Federal funds sold and other overnight deposits amounted to $6.2 million for the six months ended June 30, 2014 as compared to $2.8 million for the six months ended June 30, 2013 due primarily to an increase in the average balance of Federal funds sold and other overnight deposits. The average balance of Federal funds sold and other overnight deposits amounted to $4.94 billion for the first six months of 2014 as compared to $2.31 billion for the same period in 2013. The yield earned on Federal funds and other overnight deposits was 0.25% for both the six months ended June 30, 2014 and 2013, respectively.

The increase in the average balance of Federal funds sold and other overnight deposits for the three and six month periods ended June 30, 2014 was due primarily to repayments on mortgage-related assets and our low appetite for adding long-term fixed-rate mortgage loans to our portfolio in the current low interest rate environment.

Total interest expense for the quarter ended June 30, 2014 decreased $6.2 million, or 3.3%, to $181.5 million from $187.7 million for the quarter ended June 30, 2013. This decrease was primarily due to a $2.12 billion, or 6.2%, decrease in the average balance of total interest-bearing liabilities to $32.29 billion for the quarter ended June 30, 2014 from $34.41 billion for the quarter ended June 30, 2013. This was offset by an increase in the annualized weighted-average cost of total interest-bearing liabilities which was 2.23% for the quarter ended June 30, 2014 as compared to 2.19% for the quarter ended June 30, 2013. The decrease in the average balance of total interest-bearing liabilities was due to a $2.12 billion decrease in the average balance of total deposits.

For the six months ended June 30, 2014 total interest expense decreased $14.6 million, or 3.9%, to $361.7 million from $376.3 million for the six months ended June 30, 2013. This decrease was primarily due to a $2.09 billion, or 6.0%, decrease in the average balance of total interest-bearing liabilities to $32.59 billion for the six months ended June 30, 2014 compared with $34.68 billion for the six months ended June 30, 2013. This was partially offset by an increase in the annualized weighted-average cost of total interest-bearing liabilities to 2.21% for the six months ended June 30, 2014 as compared to 2.19% for the six months ended June 30, 2013. The decrease in the average balance of total interest-bearing liabilities was due to a $2.09 billion decrease in the average balance of total deposits.

Interest expense on deposits decreased $6.4 million, or 13.7%, to $40.2 million for the second quarter of 2014 from $46.6 million for the second quarter of 2013. The decrease is primarily due to a $2.13 billion decrease in the average balance of interest-bearing deposits to $20.11 billion for the second quarter of 2014 from $22.24 billion for the second quarter of 2013. In addition, the average cost of interest-bearing deposits declined 4 basis points to 0.80% for the second quarter of 2014 from 0.84% for the second quarter of 2013.

For the six months ended June 30, 2014, interest expense on deposits decreased $14.9 million, or 15.6%, to $80.8 million from $95.7 million for the six months ended June 30, 2013. This decrease is due primarily to a decrease of $2.10 billion in the average balance of interest-bearing deposits to $20.41 billion during the first six months of 2014 from $22.51 billion for the first six months of 2013. The decrease is also due to a decrease in the average cost of interest-bearing deposits of 6 basis points to 0.80% for the first six months of 2014 from 0.86% for the first six months of 2013.

The decrease in the average cost of deposits for 2014 reflected the low market interest rates and our decision to maintain lower deposit rates to continue our balance sheet reduction.

Interest expense on borrowed funds increased slightly to $141.4 million for the second quarter of 2014 from $141.1 million for the second quarter of 2013. For the six months ended June 30, 2014 interest expense on borrowed funds increased to $280.9 million as compared to $280.6 million for the six months ended June 30, 2013. The average cost of borrowed funds was 4.59% for both the three and six months ended June 30, 2014 as compared to 4.58% for both the three and six months ended June 30, 2013. The average balance of borrowings was unchanged for both comparative periods.

Borrowings amounted to $12.18 billion at June 30, 2014 with an average cost of 4.59%. There are no scheduled maturities for 2014. During the first quarter of 2014, we modified $800.0 million of FHLB repurchase agreements to be FHLB advances. This reduced our collateral requirements related to the repurchase agreements, which use securities as collateral. FHLB advances are secured by a blanket lien on our loan portfolio. The modification resulted in a slight increase in the weighted average cost of the borrowings that were modified.

There was no provision for loan losses for the quarter ended June 30, 2014 and for the linked first quarter of 2014 as compared to a $12.5 million provision for loan losses for the quarter ended June 30, 2013. The decrease in our provision for loan losses was due primarily to improving home prices and economic conditions, a decrease in the size of the loan portfolio and a decrease in the amount of total delinquent loans.

Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $1.01 billion at June 30, 2014 as compared to $1.03 billion at March 31, 2014, $1.05 billion at December 31, 2013 and $1.11 billion at June 30, 2013. The ratio of non-performing loans to total loans was 4.35% at June 30, 2014 as compared to 4.32% at March 31, 2014, 4.35% at December 31, 2013 and 4.42% at June 30, 2013. Notwithstanding the decrease in non-performing loans, the foreclosure process and the time to complete a foreclosure, while improving, continue to be prolonged, especially in New York and New Jersey where approximately 76% of our non-performing loans are located. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.

Loans delinquent 30 to 59 days amounted to $274.9 million at June 30, 2014 as compared to $276.0 million at March 31, 2014, $311.9 million at December 31, 2013 and $334.4 million at June 30, 2013. Loans delinquent 60 to 89 days amounted to $136.5 million at June 30, 2014 as compared to $157.1 million at March 31, 2014, $161.5 million at December 31, 2013 and $212.6 million at June 30, 2013.

The allowance for loan losses amounted to $255.0 million at June 30, 2014 as compared to $276.1 million at December 31, 2013. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 1.10% and 25.29%, respectively, at June 30, 2014, as compared to 1.18% and 26.73%, respectively, at June 30, 2013 and 1.15% and 26.31%, respectively, at December 31, 2013.

Net charge-offs amounted to $10.7 million for the second quarter of 2014 as compared to $16.3 million for the second quarter of 2013 and $10.4 million for the linked first quarter of 2014. The ratio of net charge-offs to average loans was 0.18% for each of the second quarter of 2014 and the first quarter of 2014, as compared to 0.26% for the second quarter of 2013.

Total non-interest income was $21.2 million for the second quarter of 2014 as compared to $9.6 million for the second quarter of 2013. Included in non-interest income for the second quarter of 2014 were $19.5 million in gains from the sale of $565.6 million of mortgage-backed securities. Gains on the sales of securities amounted to $7.2 million in the second quarter of 2013. The remainder of non-interest income is primarily made up of service fees and charges on deposit and loan accounts.

Total non-interest income was $38.9 million for the first six months of 2014 as compared to $12.1 million for the same period in 2013. Included in non-interest income for the first six months 2014 were $35.5 million in gains from the sale of $984.9 million of mortgage-backed securities. Gains on the sales of securities amounted to $7.2 million for the six months ended June 30, 2013.

We sold these mortgage-backed securities during 2014 to take advantage of current market demand and prices in advance of an anticipated rising interest rate environment.

Total non-interest expense decreased $3.5 million to $73.1 million for the second quarter of 2014 as compared to $76.6 million for the second quarter of 2013. This decrease was due to a $6.5 million decrease in Federal deposit insurance expense partially offset by a $3.5 million increase in other non-interest expense.

Compensation and employee benefit costs decreased $208,000, or 0.6%, to $32.4 million for the second quarter of 2014 as compared to $32.6 million for the same period in 2013. The decrease in compensation and employee benefit costs is primarily due to a $2.3 million decrease in compensation expense and a $1.3 million decrease in postretirement benefit costs, partially offset by increases of $1.9 million in medical plan expenses and $1.2 million in stock benefit plan expense. The increase in stock benefit plan expense was due primarily to an increase in the market price of our common stock. At June 30, 2014, we had 1,514 full-time equivalent employees as compared to 1,522 at June 30, 2013.

For the quarter ended June 30, 2014, Federal deposit insurance expense decreased $6.5 million, or 33.2%, to $13.1 million from $19.6 million for the quarter ended June 30, 2013. The decrease in Federal deposit insurance expense for the quarter ended June 31, 2014 is primarily due to a reduction in the size of our balance sheet and a decrease in our assessment rate.

Other non-interest expense increased $3.5 million to $18.2 million for the quarter ended June 30, 2014 as compared to $14.7 million for the second quarter of 2013. This increase was due primarily to an increase of $1.8 million in professional service fees and an increase of $691,000 in foreclosed real estate expenses.

The increase in professional service fees is due primarily to fees related to the use of consultants to assist the Company in preparing its capital stress tests and capital plan as well as the use of consultants to supplement staffing during the pendency of the merger with M&T Bank Corporation (the “Merger”).

Included in other non-interest expense were write-downs on foreclosed real estate and net gains and losses on the sale of foreclosed real estate which amounted to a net gain of $592,000 for the second quarter of 2014 as compared to net gain of $803,000 for the second quarter of 2013. We sold 70 properties during the second quarter of 2014 and had 228 properties in foreclosed real estate with a carrying value of $77.8 million, 85 of which were under contract to sell as of June 30, 2014. For the second quarter of 2013, we sold 58 properties and had 149 properties in foreclosed real estate with a carrying value of $61.6 million, of which 35 were under contract to sell as of June 30, 2013.

Total non-interest expense amounted to $152.8 million for the six months ended June 30, 2014 as compared to $157.9 million for the six months ended June 30, 2013.

Compensation and employee benefit costs increased $1.8 million, or 2.8%, to $66.0 million for the first six months of 2014 as compared to $64.2 million for the same period in 2013. The increase in compensation costs is primarily due to increases of $3.1 million in stock benefit plan expense and $2.9 million in medical plan expenses. The increases were partially offset by decreases of $2.9 million in pension plan expense and $1.9 million in compensation expense.

For the six months ended June 30, 2014 Federal deposit insurance expense decreased $16.7 million, or 38.2%, to $27.0 million from $43.7 million for the six months ended June 30, 2013. This decrease was due primarily to a reduction in the size of our balance sheet and a decrease in our assessment rate.

For the six months ended June 30, 2014, other non-interest expense increased $9.2 million to $40.7 million as compared to $31.5 million for the same period in 2013. This increase was due to an increase of $2.2 million in foreclosed property expenses, a $4.0 million increase in professional fees and a $3.0 million increase in our reserve related to our claim against the Lehman Brothers, Inc. estate.

The Bank had two collateralized borrowings in the form of repurchase agreements totaling $100.0 million with Lehman Brothers, Inc. that were secured by mortgage-backed securities with an amortized cost of approximately $114.1 million. The trustee for the liquidation of Lehman Brothers, Inc. (the “Trustee”) notified the Bank in the fourth quarter of 2011 that it considered our claim to be a non-customer claim, which has a lower payment preference than a customer claim and that the value of such claim is approximately $13.9 million representing the excess of the fair value of the collateral over the $100.0 million repurchase price. At that time we established a reserve of $3.9 million against the receivable balance at December 31, 2011. On June 25, 2013, the Bankruptcy Court affirmed the Trustee’s determination that the repurchase agreements did not entitle the Bank to customer status and on February 26, 2014, the U.S. District Court upheld the Bankruptcy Court’s decision that our claim should be treated as a non-customer claim. As a result, we increased our reserve by $3.0 million to $6.9 million against the receivable balance during the first quarter of 2014.

Included in other non-interest expense were write-downs on foreclosed real estate and net gains and losses on the sale of foreclosed real estate which amounted to a net gain of $670,000 for the six months ended June 30, 2014 as compared to a net gain of $407,000 for the comparable period in 2013. We sold 116 properties during the first six months of 2014 as compared to 91 properties for the same period in 2013. Expenses associated with foreclosed real estate were $8.4 million and $6.2 million for the six months ended June 30, 2014 and 2013, respectively.

Our efficiency ratio was 52.65% for the 2014 second quarter as compared to 45.22% for the 2013 second quarter. For the six months ended June 30, 2014, our efficiency ratio was 51.85% compared with 45.19% for the corresponding 2013 period. The calculation of the efficiency ratio is included in a table contained in this press release. Our return on average assets was 0.41% for the 2014 second quarter as compared to 0.49% for the 2013 second quarter. Our annualized ratio of non-interest expense to average total assets for the second quarter of 2014 was 0.77% as compared to 0.76% for the second quarter of 2013. Our annualized ratio of non-interest expense to average total assets for the six months ended June 30, 2014 was 0.80% compared with 0.78% for the corresponding period of 2013.

Income tax expense amounted to $26.6 million for the second quarter of 2014 as compared to income tax expense of $31.6 million for the corresponding period in 2013. Our effective tax rate for the second quarter of 2014 was 40.41% compared with 39.34% for the second quarter of 2013. Income tax expense amounted to $54.4 million for the six months ended June 30, 2014 compared with income tax expense of $62.3 million for the six months ended June 30, 2013. Our effective tax rate for the six months ended June 30, 2014 was 39.99% compared with 39.20% for the six months ended June 30, 2013.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.

Annual Shareholders Meeting

The 2014 Annual Meeting of Shareholders will be held on Tuesday, December 16, 2014. The voting record date will be October 21, 2014.

Given the extension of the Merger Agreement through December 31, 2014 agreed to with M&T Bank Corporation, we have decided to schedule the 2014 Annual Meeting of Shareholders to be held on December 16, 2014 in order to comply with the NASDAQ corporate governance requirements. If the closing of the Merger occurs prior to December 16, 2014, the 2014 Annual Meeting of Shareholders will not be held.

Date for Submission of Shareholder Proposals

A shareholder that wishes to submit a shareholder proposal intended for inclusion in our proxy statement and proxy card relating to our 2014 Annual Meeting of Shareholders must submit the proposal to our Corporate Secretary by mail at Hudson City Bancorp, Inc., West 80 Century Road, Paramus, New Jersey 07652. Any such shareholder proposal must be received by our Corporate Secretary no later than 4:00 pm on August 15, 2014. A shareholder seeking to submit a shareholder proposal must be a shareholder of record and such proposal must set forth the information required by the bylaws of Hudson City Bancorp, Inc. Nothing in this paragraph shall be deemed to require Hudson City Bancorp to include in its proxy statement and proxy card for such meeting any shareholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time such proposal is received. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” “probable,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc. and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations, and intentions, including the Merger and the Strategic Plan, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies, including the Merger and the implementation of the Strategic Plan, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, Hudson City Bancorp Inc’s ability to successfully implement the Strategic Plan initiatives, further delays in closing the Merger and the ability of Hudson City Bancorp, Inc. or M&T Bank Corporation to obtain regulatory approvals and meet other closing conditions to the Merger. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	June 30, 2014	December 31, 2013
(In thousands, except share and per share amounts)	(unaudited)

Assets:
Cash and due from banks	$128,637	$133,665
Federal funds sold and other overnight deposits	5,322,044	4,190,809

Total cash and cash equivalents	5,450,681	4,324,474
Securities available for sale:
Mortgage-backed securities	5,781,024	7,167,555
Investment securities	903,003	297,283
Securities held to maturity:
Mortgage-backed securities	1,516,666	1,784,464
Investment securities	39,011	39,011

Total securities	8,239,704	9,288,313
Loans	23,154,711	24,112,829
Net deferred loan costs	104,597	105,480
Allowance for loan losses	(255,011)	(276,097)

Net loans	23,004,297	23,942,212
Federal Home Loan Bank of New York stock	337,295	347,102
Foreclosed real estate, net	77,803	70,436
Accrued interest receivable	45,681	52,887
Banking premises and equipment, net	61,074	65,353
Goodwill	152,109	152,109
Other assets	332,001	364,468

Total Assets	$37,700,645	$38,607,354

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$19,845,215	$20,811,108
Noninterest-bearing	668,620	661,221

Total deposits	20,513,835	21,472,329
Repurchase agreements	6,150,000	6,950,000
Federal Home Loan Bank of New York advances	6,025,000	5,225,000

Total borrowed funds	12,175,000	12,175,000
Accrued expenses and other liabilities	198,918	217,449

Total liabilities	32,887,753	33,864,778

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 528,752,920 and 528,419,170 shares outstanding each at June 30, 2014 and December 31, 2013	7,415	7,415
Additional paid-in capital	4,747,434	4,743,388
Retained earnings	1,925,398	1,883,754
Treasury stock, at cost; 212,713,635 and 213,047,385 shares at June 30, 2014 and December 31, 2013	(1,709,727)	(1,712,107)
Unallocated common stock held by the employee stock ownership plan	(183,207)	(186,210)
Accumulated other comprehensive income, net of tax	25,579	6,336

Total shareholders’ equity	4,812,892	4,742,576

Total Liabilities and Shareholders’ Equity	$37,700,645	$38,607,354

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands, except share data)
Interest and Dividend Income:
First mortgage loans	$247,124	$283,857	$500,263	$578,247
Consumer and other loans	2,199	2,611	4,477	5,316
Mortgage-backed securities held to maturity	10,128	20,614	21,339	44,610
Mortgage-backed securities available for sale	31,595	32,051	69,085	68,962
Investment securities held to maturity	585	586	1,170	1,171
Investment securities available for sale	920	2,305	1,714	4,703
Dividends on Federal Home Loan Bank of New York stock	3,338	3,516	7,494	7,724
Federal funds sold and other overnight deposits	3,316	1,969	6,202	2,841

Total interest and dividend income	299,205	347,509	611,744	713,574

Interest Expense:
Deposits	40,173	46,604	80,811	95,743
Borrowed funds	141,350	141,052	280,915	280,595

Total interest expense	181,523	187,656	361,726	376,338

Net interest income	117,682	159,853	250,018	337,236
Provision for Loan Losses	—	12,500	—	32,500

Net interest income after provision for loan losses	117,682	147,353	250,018	304,736

Non-Interest Income:
Service charges and other income	1,645	2,405	3,460	4,938
Gain on securities transactions, net	19,539	7,183	35,482	7,183

Total non-interest income	21,184	9,588	38,942	12,121

Non-Interest Expense:
Compensation and employee benefits	32,405	32,613	66,016	64,214
Net occupancy expense	9,433	9,723	19,144	18,533
Federal deposit insurance assessment	13,086	19,600	27,010	43,675
Other expense	18,184	14,685	40,651	31,454

Total non-interest expense	73,108	76,621	152,821	157,876

Income before income tax expense	65,758	80,320	136,139	158,981
Income Tax Expense	26,576	31,598	54,436	62,328

Net income	$39,182	$48,722	$81,703	$96,653

Basic Earnings Per Share	$0.08	$0.10	$0.16	$0.19

Diluted Earnings Per Share	$0.08	$0.10	$0.16	$0.19

Weighted Average Number of Common Shares Outstanding:
Basic	498,874,695	497,720,918	498,646,420	497,527,375
Diluted	499,838,263	498,070,995	498,995,842	497,722,679

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Three Months Ended June 30,
	2014				2013
	Average Balance	Interest	Average Yield/ Cost		Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)

Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$23,083,914	$247,124	4.28%		$25,206,816	$283,857	4.50%
Consumer and other loans	207,456	2,199	4.24		231,791	2,611	4.51
Federal funds sold and other overnight deposits	5,252,541	3,316	0.25		2,938,417	1,969	0.27
Mortgage-backed securities at amortized cost	7,646,018	41,723	2.18		9,706,470	52,665	2.17
Federal Home Loan Bank stock	337,942	3,338	3.95		347,822	3,516	4.04
Investment securities, at amortized cost	539,141	1,505	1.12		521,924	2,891	2.22

Total interest-earning assets	37,067,012	299,205	3.23		38,953,240	347,509	3.57

Noninterest-earnings assets (4)	901,004				1,101,710

Total Assets	$37,968,016				$40,054,950

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	1,045,799	392	0.15		$982,386	504	0.21
Interest-bearing transaction accounts	2,163,365	1,558	0.29		2,232,757	1,853	0.33
Money market accounts	4,788,273	2,366	0.20		6,078,945	3,967	0.26
Time deposits	12,112,789	35,857	1.19		12,940,974	40,280	1.25

Total interest-bearing deposits	20,110,226	40,173	0.80		22,235,062	46,604	0.84

Repurchase agreements	6,150,000	69,083	4.44		6,950,000	78,283	4.46
Federal Home Loan Bank of New York advances	6,025,000	72,267	4.75		5,225,000	62,769	4.75

Total borrowed funds	12,175,000	141,350	4.59		12,175,000	141,052	4.58

Total interest-bearing liabilities	32,285,226	181,523	2.23		34,410,062	187,656	2.19

Noninterest-bearing liabilities:
Noninterest-bearing deposits	659,994				644,520
Other noninterest-bearing liabilities	204,034				243,891

Total noninterest-bearing liabilities	864,028				888,411

Total liabilities	33,149,254				35,298,473
Shareholders’ equity	4,818,762				4,756,477

Total Liabilities and Shareholders’ Equity	$37,968,016				$40,054,950

Net interest income/net interest rate spread (2)		$117,682	1.00			$159,853	1.38

Net interest-earning assets/net interest margin (3)	$4,781,786		1.29%		$4,543,178		1.64%

Ratio of interest-earning assets to interest-bearing liabilities			1.15	x			1.13	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $42.5 million and $112.3 million for the quarters ended June 30, 2014 and 2013, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Six Months Ended June 30,
	2014				2013
	Average Balance	Interest	Average Yield/ Cost		Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)

Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$23,309,914	$500,263	4.29%		$25,692,014	$578,247	4.50%
Consumer and other loans	209,764	4,477	4.27		238,701	5,316	4.45
Federal funds sold and other overnight deposits	4,942,571	6,202	0.25		2,311,499	2,841	0.25
Mortgage-backed securities at amortized cost	8,034,614	90,424	2.25		9,997,654	113,572	2.27
Federal Home Loan Bank stock	342,496	7,494	4.38		352,121	7,724	4.39
Investment securities, at amortized cost	442,286	2,884	1.30		487,337	5,874	2.41

Total interest-earning assets	37,281,645	611,744	3.28		39,079,326	713,574	3.65

Noninterest-earnings assets (4)	905,703				1,194,491

Total Assets	$38,187,348				$40,273,817

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	1,033,539	770	0.15		$972,192	1,105	0.23
Interest-bearing transaction accounts	2,179,399	3,118	0.29		2,252,840	3,988	0.36
Money market accounts	4,985,144	4,839	0.20		6,330,416	9,553	0.30
Time deposits	12,212,864	72,084	1.19		12,950,186	81,097	1.26

Total interest-bearing deposits	20,410,946	80,811	0.80		22,505,634	95,743	0.86

Repurchase agreements	6,401,934	142,730	4.43		6,950,000	155,337	4.45
Federal Home Loan Bank of New York advances	5,773,066	138,185	4.76		5,225,000	125,258	4.77

Total borrowed funds	12,175,000	280,915	4.59		12,175,000	280,595	4.58

Total interest-bearing liabilities	32,585,946	361,726	2.21		34,680,634	376,338	2.19

Noninterest-bearing liabilities:
Noninterest-bearing deposits	591,218				576,235
Other noninterest-bearing liabilities	207,396				271,296

Total noninterest-bearing liabilities	798,614				847,531

Total liabilities	33,384,560				35,528,165
Shareholders’ equity	4,802,788				4,745,652

Total Liabilities and Shareholders’ Equity	$38,187,348				$40,273,817

Net interest income/net interest rate spread (2)		$250,018	1.07			$337,236	1.46

Net interest-earning assets/net interest margin (3)	$4,695,699		1.35%		$4,398,692		1.71%

Ratio of interest-earning assets to interest-bearing liabilities			1.14	x			1.13	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $46.4 million and $112.8 million for the six months ended June 30, 2014 and 2013, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Calculation of Efficiency Ratio and Book Value Ratios

(Unaudited)

	At or for the Quarter Ended
	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013
	(In thousands, except share data)

Efficiency Ratio:
Net interest income	$117,682	$132,336	$135,864	$139,413	$159,853
Total non-interest income	21,184	17,758	13,512	13,456	9,588

Total operating income	$138,866	$150,094	$149,376	$152,869	$169,441

Total non-interest expense	$73,108	$79,713	$73,473	$78,488	$76,621
Less:
Merger-related costs	—	—	(623)	—	—
Valuation allowance related to Lehman Brothers, Inc.	—	(3,000)	—	—	—

Total non-interest operating expense	$73,108	$76,713	$72,850	$78,488	$76,621

Efficiency ratio (1)	52.65%	51.11%	48.77%	51.34%	45.22%

Book Value Calculations:
Shareholders’ equity	$4,812,892	$4,782,858	$4,742,576	$4,689,105	$4,660,900
Goodwill and other intangible assets	(152,724)	(152,972)	(153,218)	(153,469)	(153,721)

Tangible shareholders’ equity	$4,660,168	$4,629,886	$4,589,358	$4,535,636	$4,507,179

Book Value Share Computation:
Issued	741,466,555	741,466,555	741,466,555	741,466,555	741,466,555
Treasury shares	(212,713,635)	(213,019,266)	(213,047,385)	(213,047,385)	(213,047,385)

Shares outstanding	528,752,920	528,447,289	528,419,170	528,419,170	528,419,170
Unallocated ESOP shares	(29,346,631)	(29,587,177)	(29,827,724)	(30,068,270)	(30,308,816)
Shares in trust	(429,657)	(427,916)	(426,103)	(396,754)	(396,906)

Book value shares	498,976,632	498,432,196	498,165,343	497,954,146	497,713,448

Book value per share	$9.65	$9.60	$9.52	$9.42	$9.36
Tangible book value per share	9.34	9.29	9.21	9.11	9.06

(1)	Calculated by dividing total non-interest operating expense by total operating income. These measures are non-GAAP financial measures. We believe these measures, by excluding merger-related costs and the valuation allowance related to Lehman Brothers, provides a better measure of our non-interest income and expenses.

Hudson City Bancorp, Inc.

Other Financial Data

(Unaudited)

Securities Portfolio at June 30, 2014:

	Amortized Cost	Estimated Fair Value	Unrealized Gain/(Loss)
	(Dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$1,003,136	$1,065,566	$62,430
FNMA	345,832	369,828	23,996
FHLMC and FNMA CMO’s	109,202	115,169	5,967
GNMA	58,496	60,254	1,758

Total mortgage-backed securities	1,516,666	1,610,817	94,151

Investment securities:
U.S. agency debt	39,011	42,350	3,339

Total investment securities	39,011	42,350	3,339

Total held to maturity	$1,555,677	$1,653,167	$97,490

Available for sale:

Mortgage-backed securities:
FHLMC	$1,746,033	$1,779,303	$33,270
FNMA	3,230,646	3,266,886	36,240
GNMA	712,480	734,834	22,354

Total mortgage-backed securities	5,689,160	5,781,024	91,864

Investment securities:
U.S. Treasury and agency securities	899,159	895,779	(3,380)
Equity securities	6,873	7,224	351

Total investment securities	906,032	903,003	(3,029)

Total available for sale	$6,595,192	$6,684,027	$88,835

Hudson City Bancorp, Inc.

Other Financial Data

(Unaudited)

Loan Data at June 30, 2014:

	Non-Performing Loans			Total Loans
	Loan Balance	Number	Percent of Total Loans	Loan Balance	Number	Percent of Total Loans
	(Dollars in thousands)
First Mortgage Loans:
One- to four- family	$858,236	2,411	3.70%	$22,097,151	54,075	95.44%
FHA/VA	134,417	570	0.58%	740,159	3,789	3.20%
PMI	6,912	21	0.03%	93,712	320	0.40%
Construction	177	1	0.00%	177	1	0.00%
Commercial	1,044	3	0.00%	18,812	54	0.08%

Total mortgage loans	1,000,786	3,006	4.31%	22,950,011	58,239	99.12%

Home equity loans	5,823	72	0.03%	185,124	5,195	0.80%
Other loans	1,644	3	0.01%	19,576	1,857	0.08%

Total	$1,008,253	3,081	4.35%	$23,154,711	65,291	100.00%

Foreclosed real estate at June 30, 2014:

	Number	Carrying Value	Number Under Contract of Sale
	(Dollars in thousands)
Foreclosed real estate	228	$77,803	85

Hudson City Bancorp, Inc. and Subsidiary

Other Financial Data

(Unaudited)

	At or for the Quarter Ended
	June 30, 2014	March 31, 2014	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013
	(Dollars in thousands, except per share data)
Net interest income	$117,682	$132,336	$135,864	$139,413	$159,853
Provision for loan losses	—	—	—	4,000	12,500
Non-interest income	21,184	17,758	13,512	13,456	9,588
Non-interest expense:
Compensation and employee benefits	32,405	33,611	33,717	34,802	32,613
FDIC insurance assessment	13,086	13,924	10,938	18,850	19,600
Other non-interest expense	27,617	32,178	28,818	24,836	24,408

Total non-interest expense	73,108	79,713	73,473	78,488	76,621

Income before income tax expense	65,758	70,381	75,903	70,381	80,320
Income tax expense	26,576	27,860	30,074	27,647	31,598

Net income	$39,182	$42,521	$45,829	$42,734	$48,722

Total assets	$37,700,645	$38,230,626	$38,607,354	$39,186,560	$39,696,453
Loans, net	23,004,297	23,578,711	23,942,212	24,362,961	24,977,668
Mortgage-backed securities	7,297,690	8,190,893	8,952,019	9,686,630	10,311,102
Other securities	942,014	338,037	336,294	337,656	336,165
Deposits	20,513,835	21,065,582	21,472,329	22,079,731	22,619,271
Borrowings	12,175,000	12,175,000	12,175,000	12,175,000	12,175,000
Shareholders’ equity	4,812,892	4,782,858	4,742,576	4,689,105	4,660,900

Performance Data:
Return on average assets (1)	0.41%	0.44%	0.47%	0.43%	0.49%
Return on average equity (1)	3.25%	3.55%	3.87%	3.63%	4.10%
Net interest rate spread (1)	1.00%	1.12%	1.20%	1.22%	1.38%
Net interest margin (1)	1.29%	1.41%	1.47%	1.48%	1.64%
Non-interest expense to average assets (1) (4)	0.77%	0.83%	0.76%	0.80%	0.76%
Compensation and benefits to total revenue (5)	23.34%	22.39%	22.57%	22.77%	19.25%
Operating efficiency ratio (2)	52.65%	51.11%	48.77%	51.34%	45.22%
Dividend payout ratio	50.00%	44.44%	44.44%	44.44%	40.00%
Per Common Share Data:
Basic earnings per common share	$0.08	$0.09	$0.09	$0.09	$0.10
Diluted earnings per common share	$0.08	$0.09	$0.09	$0.09	$0.10
Book value per share (3)	$9.65	$9.60	$9.52	$9.42	$9.36
Tangible book value per share (3)	$9.34	$9.29	$9.21	$9.11	$9.06
Dividends per share	$0.04	$0.04	$0.04	$0.04	$0.04

Capital Ratios:
Equity to total assets (consolidated)	12.77%	12.51%	12.28%	11.97%	11.74%
Tier 1 leverage capital (Bank)	11.26%	11.03%	10.82%	10.57%	10.41%
Total risk-based capital (Bank)	26.91%	26.10%	25.31%	24.40%	23.78%

Other Data:
Full-time equivalent employees	1,514	1,535	1,520	1,525	1,522
Number of banking offices	135	135	135	135	135

Asset Quality Data:
Total non-performing loans	$1,008,253	$1,026,591	$1,049,244	$1,071,196	$1,112,206
Number of non-performing loans	3,081	3,185	3,233	3,288	3,414
Total number of loans	65,291	66,492	67,046	67,940	69,578
Total non-performing assets	$1,086,056	$1,105,182	$1,119,680	$1,136,902	$1,173,778
Non-performing loans to total loans	4.35%	4.32%	4.35%	4.36%	4.42%
Non-performing assets to total assets	2.88%	2.89%	2.90%	2.90%	2.96%
Allowance for loan losses	$255,011	$265,732	$276,097	$291,007	$297,288
Allowance for loan losses to non-performing loans	25.29%	25.88%	26.31%	27.17%	26.73%
Allowance for loan losses to total loans	1.10%	1.12%	1.15%	1.19%	1.18%
Provision for loan losses	$—	$—	$—	$4,000	$12,500
Net charge-offs	$10,722	$10,365	$14,910	$10,281	$16,305
Ratio of net charge-offs to average loans (1)	0.18%	0.18%	0.24%	0.17%	0.26%
Net gains (losses) on foreclosed real estate	$592	$78	$908	$346	$803

(1)	Ratios are annualized.
(2)	See page 16 for a calculation of our Operating Efficiency Ratios.
(3)	See page 16 for the Book Value Calculations for book value per share and tangible book value per share.
(4)	Computed by dividing non-interest expense by average assets.
(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income.